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Exhibit 4.13
Joint Venture Agreement
Agreement on the Formation of a Silent Partnership
by and between
Technologie Beteiligungsfonds Bayern GmbH & Co. KG,
Königinstraße 17, 80539 Munich
- hereinafter: “Technofonds Bayern” -
as represented by the sole authorized representative General Partner,
Technologie Beteiligungsfonds Bayern Verwaltungs GmbH,
Königinstraße 17, 80539 Munich,
which, pursuant to its articles of incorporation, is in turn represented by its Management Board on the one side,
and
Micromet Gesellschaft für biomedizinische Forschung mbH
Am Klopferspitz 19, 82152 Martinsried,
as represented by its Management Board pursuant to its articles of incorporation
- hereinafter: “Investee” –
on the other side.
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§1
Basic Terms and Conditions of the Technofonds Bayern Investment
(1)	The Bayerische Landesanstalt für Aufbaufinanzierung (“LfA”), Technologie-Beteiligungs-Gesellschaft mbH of the Deutsche Ausgleichsbank (“tbg”), Bayern Kapital Risikokapitalbeteiligungs GmbH (“Bayern Kapital”) and Technologie Beteiligungsfonds Bayern Verwaltungs GmbH have founded Technofonds Bayern for the purpose of improving the equity capital position of emerging, growth-oriented business enterprises. It expands the investment portfolio of Bayern Kapital, and places priority on making risk capital available to emerging Bavarian business enterprises for the financing of innovations. As part of its investment policy, it regularly undertakes silent investments for the joint financing of investments and working capital for innovation-related projects at small and medium-sized Bavarian companies in trade and industry that meet the following criteria:
a)	Preparation/conceptualization and design of a research and development plan, through to undertaking of R&D activities (“Design Phase”)

b)	Development of a new product/process (including technical services) through to production and testing of prototypes (“R&D Phase”)

c)	Applied development and preparation for production, including market introduction of technologically new products/processes or technical services (“Development Phase”).
(2)	The Investee must meet the prerequisites for small and medium-sized enterprises (SMEs) as the European Union defines them in the relevant general regulations. In this respect, it may:
-	not employ more than 250 employees, and

-	either attain an annual sales volume of not more than EUR 40 million, or achieve a balance sheet total of not more than EUR 27 million;

-	and at most 25% be in possession of one or more business enterprises that do not conform to this definition. Excepted from the latter criterion are, at most, public joint venture companies, venture capital partnerships and—provided no control is exercised—institutional investors.
A business is only then construed as a small/medium-sized enterprise if all three aforementioned prerequisites have been met simultaneously.
(3)	Technofonds Bayern’s assumption of an investment in the legal form of a silent partnership occurs in cooperation with another investor, which shall co-administer the Technofonds Bayern investment on the basis of a cooperation agreement (hereinafter Lead Investor). In the present case, the Lead Investor function shall be assumed by 3i Group plc, London, on the basis of the Cooperation Agreement dated January 17, 2000.

Also functioning as further cooperating investors for the innovation-related project are: Atlas Venture Germany B.V., Naarden, Netherlands; IDI Venture Ltd., St. Helier, Jersey; Schröder Venture Group [Schröder Ventures International Life Sciences Fund LP 1, Hamilton HM FX Bermuda; Schröder Ventures International Life Sciences Fund Trust, Hamilton HM FX, Bermuda; SUK VK IV Nominees Limited, Gurnsey GY1 3 Qz, Channel Islands] (hereinafter collectively “Coinvestors”) on the one hand, and tbg on the other hand.
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§2
Legal Relationships of the Investee and Its Partners
(1)	Pursuant to the certified Register excerpt from the Commercial Register of the District Court (Amtsgericht) of Munich, under Record No. Commercial Register Part B 105424, the registered Investee operates a commercial enterprise with the following purpose, in accordance with its Partnership Agreement:

Administration of biomedical contract research as part of the development of products for the diagnosis and treatment of human illnesses, specifically for the diagnosis and treatment of cancer-related diseases and other diseases whose diagnosis or treatment occurs by using immunology-based methods.

(2)	Within the scope of the business purpose of this partnership, the Investee is engaged in the research project “Molecular genetic identification of target molecules on micro-metastatic carcinoma cells for the development of diagnostic and therapeutic measures for the prevention of metastasization,” and in the further development of products (“Clinical Phase”) for the treatment of minimally residual carcinoma diseases, as well as the development of a product to treat cancer of the lymphatic system (Non-Hodgkin’s lymphoma).

As of the date of the closing of this Agreement, these innovation-related projects are in the R&D Phase.

(3)	The Investee’s nominal capital is currently allocated among the Investee’s partners (hereinafter collectively “Investee Partners”) as follows:

	Original Capital
	Contribution
Investee Partner	(Value in DM):	In %

Prof. Dr. Gerhard Riethmüller	23,100	21.21
Dr. Erich Felber	12,300	11.29
Prof. Dr. Günther Schlimok	6,500	5.97
Dr. Klaus Pantel	3,800	3.49
Dr. Bäuerle	4,300	3.95
Micromet Beteiligungs GbR	4,800	4.41
Lead Investor:
3i Group plc, London	16,800	15.43
Coinvestors:
Atlas Venture Germany B.V., Naarden, Netherlands	26,400	24.25
IDI Venture Ltd., St. Helier, Jersey	5,100	5.07
SChroder Venture Group	5,800	5.33

Total Nominal Capital:	108,900	100%

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     The following premiums were paid by the Investee Partners for each partnership share:

	Current Premium
Investee Partner	(value in DM):	in %

Atlas Venture Germany B.V., Naarden, Netherlands	2,887,224	31.72
IDI Venture Ltd., St. Helier, Jersey	341,131	3.75
3i Group plc, London	4,365,809	47.97
Schroder Ventures Group	1,507,193	16.56

Total Premium:	9,101,357	100.00

In accordance with the notarized record dated October 15, 1998, if a Development Agreement is concluded with Centocor Inc., 200 Great Valley Parkway, Malvern, PA 19355, USA, the Investee Partners have further committed to provide this company with an investment of up to DM 3,000 in the nominal capital of the Investee, upon payment of a premium equal to at least DM 782,600, and with the exclusion of the purchase option rights of the Investee Partners.

(4)	According to the balance sheet dated December 31, 1998, the Investee possesses capital and reserves subject to company law of DM 3,309,165.50. The Management Board of the Investee warrants that, in the balance sheet dated December 31, 1998, all assets and liabilities to be reflected in the balance sheet are contained therein, that the stated amounts in the balance sheet conform with the generally accepted practices and principles of prudent bookkeeping and balance sheet accounting, and where applicable, are in observance of the more stringent tax provisions, and that specifically any possible reallocation of values between the Investee and the Investee Partners are shown. Moreover, it confirms that it is authorized to enter into this Agreement on behalf of the partners.

(5)	The Investee warrants that, with the exception of the following cases expressly enumerated, no silent partnerships, no participating loans, and no other obligations exist that involve an interest in the earnings performance of the Investee:
-	Joint Venture Agreement dated October 25, 1996, between Investee and tgb, in the amount of DM 1,746,700.00;

-	Joint Venture Agreement dated July 1, 1997, between Investee and Bayern Kapital Risikokapitalbeteiligungs GmbH in the amount of DM 1,746,700.
Such profit sharing may also be permitted in the future, however only with the consent of Technofonds Bayern. § 5, par. 3 shall apply mutatis mutandis.

(6)	Any substantially ongoing warranties or guarantees by the Investee to the Lead Investor and/or the other cooperating investors (§ 1, para. 3) shall also be considered to have been extended to Technofonds Bayern.

(7)	If false or misleading information has been given in connection with this Agreement, or in the event of nonperformance on guarantees from this Agreement, the Investee is obligated to compensate Technofonds Bayern to the full extent of damages, without prejudice to potential further claims.
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§3
Contribution, Application and Drawing of Funds
(1)	Technofonds Bayern is securing a holding in the Investee as a silent partner, for the exclusive purpose of joint financing the innovation-related project described in paragraph 2, and on the basis of statements made by the Investee in the Investment Solicitation dated February 18, 1999, together with exhibits (including the documentation submitted by March 18, 1999); Technofonds Bayern shall issue its contribution in the total amount of
DM 3,250,000.00
(in words: three million two hundred fifty-thousand Deutschmarks),           <
provided the following agreements (which have meanwhile become legally enforceable) exist and, to the extent possible, have been substantiated by Investee:
-	Joint Venture Agreement dated October 15, 1998 (Record No.: 3152/1998), in the amount of DM 9,101,355.70, between the Investee and the Investee Partners, whereupon the Lead Investor and Coinvestors commit 1) to acquire partnership shares in the Investee totaling DM 54,100, by notary-certified declarations, and 2) in addition to the nominal value of the new partnership shares, commit to pay a premium in the total amount of DM 9,101,355.70.

-	Cooperation Agreement between Technofonds Bayern on one side, and the Lead Investor with the Coinvestors on the other side.

-	Joint Venture Agreements dated March 2, 1999 in the amount of DM 1,486,726, DM 321,643, DM 931,657 and DM 513,274 between the Investee and tbg.
and provided that all other payment conditions have been met.

(2)	For the innovation-related project described in item 4 of the Investment Solicitation dated February 18, 1999, and in the supplemental exhibits, the Investee has a capital requirement totaling DM 21,541,490 for the period from September 1, 1998 until December 31, 2000, and will use the investment funds made available to it pursuant to Exhibit 1 to this Agreement (“Project-Related Budget”).

The Investee shall provide an accounting on the use of the funds in accordance with the terms of this Agreement, furnished with a corresponding confirmation from the Lead Investor, to the Lead Investor at any time, however unsolicited at least once by year end, as well as to Technofonds Bayern upon request, however no later than after conclusion of the project.

(3)	If the costs of the project decline in comparison to current indications and/or if further public funds subsequently become additionally available as part of this project, then the Investee is obliged to provide information immediately thereof, and Technofonds Bayern is entitled to cut back its contribution. This cutback shall occur in accordance with the modification that results as a consequence of consideration given to the aforementioned factors when covering the total financing amount.

(4)	The investment enrollment of the Technofonds Bayern shall occur within the framework of a cash deposit that the Investee may request, after compliance with all payment preconditions, in two tranches, whereby the first tranche of DM 1,000,000 shall be payable immediately, and the second tranche of DM 2,250,000 shall be payable no earlier than April 1, 2000. In any case, Technofonds Bayern is not subject to any further obligation to issue additional capital contributions. The Investee may draw on the contribution in the scheduled partial amounts after the commencement of the partnership, via wire transfer to an as yet undesignated special account, provided that 1) immediate use of funds in accordance with the terms of this Agreement is guaranteed, as well as 2) proportionate utilization of funds with the other financing resources as intended per Exhibit 1, and 3) the total financing of the innovation-related project per Exhibit 1. A draw may occur only if the Lead Investor has verified that all draw conditions have been met and that the feasibility of the innovation-related project continues to exist, and such confirmation is attached to the draw. Upon the first partial draw, Technofonds Bayern, for its surrender of capital, is entitled to withhold a one-time investment fee equal to 1% of the total contribution stipulated in this Agreement, however no more than DM 20,000, whichever of both amounts is lower (Initial Fee). The draw on further tranches of the contribution to be rendered by
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Technofonds Bayern requires that the Investee has fully complied with the reporting, information, and documentation obligations toward Technofonds Bayern required to that point.

(5)	Technofonds Bayern’s duty to issue payment shall not apply if the first tranche of DM 1,000,000 fails to be fully drawn by no later than September 30, 1999 and the second tranche of DM 2,250,000 fails to be fully drawn by no later than June 30, 2000, in accordance with the Agreement, or if grounds for termination of the silent partnership by Technofonds Bayern are present. If, despite expectations, the funds are unable to be used in full as intended, they must be repaid immediately to Technofonds Bayern, whether in whole or in part. The funds may only be drawn again if the preconditions for their use are present within 14 days from the draw request.

(6)	The Technofonds Bayern contribution must be held by Investee in a separate Deposit Account, and must be shown separately as a silent deposit.
§ 4
Commencement and Duration of the Partnership
(1)	The Silent Partnership shall commence as soon as this Agreement has been executed by all contract partners.

(2)	The Silent Partnership is set to terminate on December 31, 2008.

(3)	Upon termination of the Partnership Relationship, the Technofonds Bayern contribution shall be immediately due and payable to Technofonds Bayern, together with its investment fees not yet paid by that point, specifically profit shares and other receivables to Technofonds Bayern.

(4)	If the investments agreed by Investee with the Lead Investor and Coinvestors (cf. § 1, par. 3; §2, par. 3) have not been collected or end before December 31, 2008, or if the contributionss or other financing resources made available to Investee by the aforementioned investors are not repaid, whether in whole or in part, before December 31, 2008, and to the extent the obligations from the Cooperation Agreement and corresponding functions (see §1, par. 3) can no longer be fulfilled to the extent hitherto, then the Technofonds Bayern investment shall end on the same date, and the Technofonds Bayern deposit shall be due for repayment to the same extent.
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§5
Investee Transactions Requiring Consent
(1)	Technofonds Bayern does not participate in the business management of the Investee.

(2)	After execution of this Agreement by the contracting parties, the Investee must obtain the prior consent of Technofonds Bayern for legal matters and actions that extend beyond the ordinary business operations of the Investee, or that may have considerable impact on the asset and earnings position of the Investee. The prior consent of Technofonds Bayern is required in but not limited to the following cases:
a)	Any modification of the Partnership Agreement, specifically a modification to the legal form or the business purpose of the enterprise, the enrollment of new partners, or the agreement to new investments (including silent investments);

b)	Sale of business divisions; establishment or abandonment of branch offices or branch operations; acquisition or disposition of land and improvements;

c)	Execution, modification, or termination of contracts between the Investee and one or more Investee Partners or their spouses or relatives, or with companies in which these persons hold an interest, if the exchange of services with the Investee Partners or these closely related persons may definitively affect the interests of Technofonds Bayern and exceed the amount of DM 20,000 per fiscal year of the Investee.

d)	Formation, acquisition, or disposition of other businesses or investments in such;

e)	Execution, modification or termination of contracts on the issuance or acquisition of licenses or patents, utility/design patents, registered designs, trademarks, or expertise (excepting everyday software business), to the extent such matters affect the innovation-related project supported by the investment of Technofonds Bayern.

f)	Relocation, leasing, sale, or discontinuation of operations, in whole or in part;

g)	Execution, modification, or termination of control agreements, profit-and-loss and transfer agreements, and operational facilities lease agreements or other significant operational contracts;

h)	Appointment or dismissal of Managing Directors of the Investee, or changes to their service agreements;

i)	Abandonment of or significant modification to the innovation-related project described in §3, para. 2;

j)	Assumption of obligations, to the extent these are not contained in the Project-Related Budget per Exhibit 1, for investments that exceed DM 100,000 or with leasing, rental, or tenancy agreements that exceed DM 10,000 per month;

k)	Resolutions about distributions;
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l)	Sale of at least 75% of the current assets of the Partnership (based on market value);

m)	Dissolution of the Investee;

n)	Establishment of a partnership of foreign legal form, based on the structure of a German stock corporation, for the purposes of assigning assets of the Investee, or for the continuation of the Investee’s business operations.
(3)	The consents per § 5, para. 2 are to be obtained in a timely manner prior to the planned action, directly from Technofonds Bayern. Technofonds Bayern shall render its decision on a written request for consent, typically within a short period, however no later than one month from receipt; such consent shall only be withheld for compelling reason, based on its judgment. In principle, consent pursuant to § 5, par. 2n shall not be granted.
§6
Rights to Information and Control Rights; Supervisory Board
(1)	The Investee shall report to Technofonds Bayern through the Lead Investor semi-annually by March 31 and September 30 on its financial position and on the status of the innovation-related project cited in § 3, para. 2, per Exhibit 2 of this Agreement, if and to the extent Technofonds Bayern has not expressly waived these types of reports in consideration of the fact that the Lead Investor is at the same time administering control of the Investee on behalf of Technofonds Bayern, and inasmuch as Technofonds Bayern is extensively aware of the relationships to and the circumstances of the Investee.

In addition, each month Technofonds Bayern receives a summary status report per Exhibit 3 to this Agreement from the Investee, and at the end of each fiscal year of the Investee, receives an update on the upcoming year, modeled after the business plan used prior to its investment enrollment.

(2)	Irrespective of whether or to what extent the Lead Investor exercises control of the Investee simultaneously for Technofonds Bayern, the Investee must notify Technofonds Bayern directly and in due time about all actions that extend beyond the scope of its ordinary business operations.

(3)	Above and beyond this, Technofonds Bayern is entitled to control rights pursuant to § 716 of the German Civil Code (BGB). This shall also apply to the necessary extent after termination of the Partnership for examination of the final settlement of Partnership accounts.

Techofonds Bayern is furthermore authorized to examine at any time all documentation pertaining to the Investee’s innovation-related project described in § 3, para. 2 that are in possession of the Investee itself, the Lead Investor, as well as the cooperating investors.

(4)	Technofonds Bayern may at any time demand the formation of a Supervisory Board that shall have the duty of advising and monitoring the Management Board of the Investee. The Supervisory Board shall have at least the same information and control rights as granted to Technofonds Bayern by this Agreement. Technofonds Bayern shall participate in the Supervisory Board in commensurate consideration of the amount of its contribution, and specifically has the right to appoint at least one member to the Supervisory Board. Until the first meeting of the Supervisory Board, whose formation Technofonds Bayern has demanded from the Investee pursuant to Sentence 1, Technofonds Bayern must be invited to each General Shareholders Meeting of the Investee, and it shall act there in an advisory capacity. Such invitation shall be made by the Management Board of the Investee.

(5)	Technofonds Bayern may avail itself of third parties in the administration of its information and control rights. The Investee shall bear the costs incurred for this, if the origination of such costs is caused by untimely or insufficient information provided to Technofonds Bayern.
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§7
Fiscal Year; Annual Report
(1)	The fiscal year of the Silent Partnership shall correspond to that of the Investee (“Investment Year”). The fiscal year of the Investee ends each December 31st.

(2)	The Investee must compile its Annual Report (balance sheet, statement of income, exhibits, Management Report if necessary) in adherence to §§ 238 – 289 of the Commercial Code, within 6 months after passage of the fiscal year, and submit an original executed copy to Technofonds Bayern and have it furnished with the certification of an auditor or certified public accountant. Together with the Annual Report, the Investee shall present Technofonds Bayern with a confirmation of its auditors or tax advisors on the proper calculation of its investment compensation pursuant to § 8.

(3)	The Investee will submit interim balance sheets if Technofonds Bayern demands these due to the occurrence, based on its judgment, of a given special situation (e.g., asset deterioration). Upon demand of Technofonds Bayern, the Annual Report shall be discussed in a joint meeting of all investors, for example, as part of a General Shareholders Meeting that would be taking place anyway, and if necessary with the enlistment of the home financial institution of the Investee. The Investee shall provide Technofonds Bayern with advance notice of its intention to change the auditor/tax advisor.
§8
Investment Fee; Share of Profit and Loss
(1)	Starting on the payment date (“Debit Value Date”), and without regard to Investee’s year-end results, Technofonds Bayern shall receive a minimum compensation for its paid-in capital contribution equal to 6% per annum of its nominal investment (“Fixed Compensation”). This shall be due in arrears at the end of each calendar quarter.

(2)	In addition, Technofonds Bayern shall also receive profit-related compensation equal to 9% of the net profits earned each year, as determined in accordance with Paragraph 3.

For any period in which Bayern Kapital and/or a fund managed by it holds more than one investment in the Investee, together they shall receive, in addition to their respective Fixed Compensations, no more than 9% of Investee’s annual net income as determined in accordance with Paragraph 3.

If Investee should be supplied with additional capital within the context of additional rounds of financing, then Technofonds Bayern shall adjust its share of profits to the proportions of capital that then prevail.

Technofonds Bayern’s share of profits shall be due and payable to Technofonds Bayern two weeks after approval of Investee’s Annual Financial Statement (per § 7, para. 2).

(3)	The modified year-end results, which are the basis for determining the share of profits according to Para. 2, shall be calculated as follows:
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The year-end results for purposes of determining taxable profits, plus
-	taxes on earnings (local business taxes or corporate income taxes, as applicable, plus any surtaxes) and any taxes on non-income values, to the extent they are shown in the Annual Financial Statement as an expense;

-	allocations to tax-exempt reserves;

-	compensation that is counted as an expense, for work performed by Investee’s partners (including pension expenses, management bonuses), to the extent such compensation exceeds DM 150,000 per annum per working partner;

-	interest exceeding 7% per annum on loans or on silent equity investments given to Investee by Investee’s Partners or persons close to them, if this interest is counted as an expense;

-	losses from the sale or loss of fixed asset property items, to the extent such items were already present at the beginning of Technofonds Bayern’s investment as defined in § 4, para. 1;

-	tax expense (unrelated to the accounting period) for fiscal years prior to the commencement of Technofonds Bayern’s investment, as defined in § 4, para. 1;

-	extraordinary expenses, to the extent they are related to business transactions that took place prior to the commencement of Technofonds Bayern’s investment, as defined in § 4, para. 1;

-	the Investment Fee that is paid to Technofonds Bayern and that is entered into Investee’s Annual Financial Statement as an expense;
less
-	Earnings from the release of tax-exempt reserves that were accumulated prior to the beginning of Technfond Bayern’s investment as defined in § 4, para. 1;

-	extraordinary earnings to the extent they are related to business transactions that took place prior to the commencement of Technofonds Bayern’s investment, as defined in § 4, para. 1;

-	Earnings from the sale of assets that are part of the fixed capital assets, to the extent such assets were already present at the commencement of Technofonds Bayern’s investment as defined in § 4, para. 1;

-	subsidies, allowances, and other allocations from public sector funds, to the extent they affected earnings. In the year when delivery of Technofonds Bayern’s investment contribution is drawn, the net annual income for calculating the share of profits in accordance with Paragraph 2 will be considered as having been evenly distributed over the entire year. Any changes in the net taxable income that result from a tax audit shall also result in corresponding changes in the calculation of Technofonds Bayern’s profit-related investment premium.
(4)	At the end of the investment period, and specifically at the time of an initial public offering, Technofonds Bayern shall be entitled to a one-time compensation equal to 35% of its investment amount, plus 9% of its nominal investment amount for each year subsequent to the end of the fifth investment year (“Final Compensation”). The share of profits paid each year in accordance with Para. 2 shall be deducted from the final compensation due; any deduction amount that exceeds that final compensation amount will not be applied.
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Technofonds Bayern has no share of Investee’s hidden assets or its value as a business.

Technofonds Bayern shall assert its full rights under Para. 4, Sentence 1 only if it believes this is justified, based on Investee’s overall financial circumstances and specifically based on Investee’s assets and earnings situation in the last three years before the end of the investment.

(5)	If after conversion into a stock corporation (AG), Investee is to be admitted for trade on a stock exchange and has executed a letter of engagement or comparable document with an investment bank, then Technofonds Bayern may demand that stock in Investee be issued to Technofonds Bayern in exchange for collecting or renouncing its claim to payment of the Final Compensation per Para. 4, or that existing stock be transferred to Technofonds Bayern. Technofonds Bayern shall make such request to Investee in written form. The amount of the claim shall be calculated on the basis of the period of time that has elapsed from the conclusion of this Joint Venture Agreement until Investee’s receipt of the demand (in accordance with Para. 5, Sentence 1). The number of stock shares to be issued or transferred to Technofonds Bayern shall be calculated by dividing the final compensation amount by the stock option amount. The stock option amount is 80% of the stock issue price. If Technofonds Bayern’s profit-related compensation payments are offset against the claim to Final Compensation, the above compensation shall apply accordingly to the Final Compensation claim that is reduced by this amount.

Investee shall immediately inform Technofonds Bayern about prevailing terms and conditions as soon as an initial purchase offering is planned or, as the case may be, as soon as a letter of engagement or comparable document has been signed. Technofonds Bayern shall exercise its right to convert its claim to Final Compensation into Investee stock through written notice within four weeks after it has been so informed by Investee The parties shall undertake all actions and make all declarations that are necessary in order to bring about the issuance or transfer of stock to Technofonds Bayern. Investee shall coordinate efforts with its partners/stockholders so that they perform the necessary actions and provide the declarations, particularly for an increase in capital that may need to be implemented. If exercise of the option has the result that plans for introducing Investee’s stock for trade on a stock exchange are dropped before Technofonds Bayern completes its acquisition of Investee’s stock, then Technofonds Bayern can demand that the option be deemed not exercised, provided that the actions that have already been performed and declarations that have been made up to the time of such demand can still be reversed; in such case, Technofonds Bayern’s right to exercise the option shall continue to exist and can be exercised again when the above-named conditions are present.

(6)	Upon termination of the silent partnership, all of Technofonds Bayern’s claims, including the repayable capital contribution, shall convert into a loan that is immediately due and payable.

(7)	Investee agrees that all due and payable amounts shall be included in a direct debit arrangement, and it names the following bank account for this purpose:

Acct. No. 183 025 8686-001 Bank: HypoVereinsbank München Bank Routing No. 700 200 01
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From the date claims are due until payment is received, interest shall be charged on all of Technofonds Bayern’s claims against Investee, at the rate of 3% over the currently prevailing discount rate of the Deutsche Bundesbank.

(8)	Investee shall ensure in each of its business operations that payments (such as profit distributions, compensation for work, pension payments, and interest payments) to partners who own a direct share of Investee’s capital fund do not endanger Investee’s necessary capital formation or the contractual repayment of the silent investment or any other claims of Technofonds or interest due on such claims.

(9)	Technofonds Bayern shall not participate in Investee’s losses.
§9
Taxes and Expenses
Investee shall: 1) take care of the legally required tax payments on the Investment Fees and interest on these fees; 2) turn in the necessary tax declarations; and 3) provide Technofonds Bayern with copies of these declarations and with the necessary applicable tax receipts in the prescribed form. This applies particularly to the declaration and payment of capital gains taxes and any applicable supplementary charges.
§10
Dissolution and Termination of the Silent Partnership
(1)	In the event Investee is dissolved, the silent partnership shall be dissolved as well. The silent investment must be repaid.

(2)	Investee has the right to repay Technofonds Bayern’s investment in whole or in part on June 30 or December 31 of any year, provided three months’ advance notice has been given.

(3)	If there is a compelling reason, any of the partners can also terminate the silent partnership without notice, through a written declaration.

If the capital contribution has not yet been deposited, Technofonds Bayern shall be released from its deposit obligation.

Technofonds Bayern is entitled to terminate the partnership for a compelling reason under circumstances that include but are not limited to:
-	if Investee or its legal predecessor has made false statements in the Investment Solicitation together with any exhibits attached thereto

-	if it turns out that the prerequisites for granting the investment were not met or the prerequisites for continuing the investment no longer apply, and particularly if the innovation-related project described in § 3, para. 2 proves to be unfeasible or has been given up or substantially changed by Investee;

-	if, despite a warning, Investee has not demonstrated the use of funds as specified in § 3, para. 2, Sentence 2 within three months after it is due;
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-	if promissory notes accepted by Investee lead to dispute, or if Investee stops making its payments or if a petition to open bankruptcy proceedings is filed or if insolvency is detected in any other way;

-	if one or more key technical experts working in leading position(s) at Investee at the time the silent partnership contract was signed are no longer working full-time at Investee in leading positions;

-	if one or more measures as contemplated in § 5, para. 2 are undertaken without the prior consent of Technofonds Bayern.
(4)	The provisions in § 8 shall apply mutatis mutandis.
§11
General Provisions
(1)	To the extent allowed by law, the exclusive venue for all disputes in connection with the investment originating with this Agreement shall be the headquarters location of Technofonds Bayern.

For all disputes arising from the Agreement, recourse to the general courts of law is excluded and an arbitration proceeding is agreed. On this issue, a separate Arbitration Agreement has been executed, in accordance with Exhibit 4 to this Agreement.

(2)	Modifications and amendments to this Agreement require written form. The written form requirement can only be nullified by written agreement of all parties to the contract. There are no oral side agreements to this Agreement. Exhibits cited in this Joint Venture Agreement are each an integral component of the present Agreement.

(3)	If a provision of this Agreement is invalid or becomes invalid, the rest of this Agreement shall not be affected by this circumstance. The parties to this contract are obligated to replace invalid provisions with provisions that most closely approximate the business intent of the invalid provisions in a legal, cost-effective manner. The same applies to any loopholes in the Agreement.

Martinsried , date: July 7, 1999	Munich, date: January 17, 2000

Technologie Beteiligungsfonds Bayern GmbH & Co. KG

as represented by its sole authorized representative General Partner

Technologie Beteiligungsfonds Bayern Verwaltungs GmbH

(Signature illegible)	(Signatures illegible)

Micromet Gesellschaft für biomedizinische Forschung mbH
Micromet GmbH / TFB-BIO Joint Venture Agreement

1291
Joint Venture Agreement
Exhibit 1
Project-Related Budget

Investee: Micromet Gesellschaft für biomedizinische Forschung mbH
Project Duration until: December 31, 2000;
Origination No.: 0017	Application Number: 02-0017 - 02

	2nd Half-
Project Specifc Expenditures	Year 1998	1999	2000	Cumulative
	Amounts in ‘000s of DM
	(without VAT)

1. Equipment, fixtures, etc.	225	456	529	1,210
2. Miscellaneous Acquisitions	0	0	28	28
3. Personnel Costs	1,095	3,810	4,762	9,667
4. Materials Costs	292	596	616	1,504
5. Marketing Expenses	0	0	0	0
6. Third-Party Servcies (appraisals, etc.)	52	1,872	2,650	4,574
7. Patents and Approvals	87	203	305	595
8.	0	0	0	0
9.	0	0	0	0
10. Other Expenditures	458	1,582	1,923	3,963

Total	2,209	6,519	10,813	21,541

	2nd Half-
Project Specifc Financing	Year 1998	1999	2000	Cumulative
	Amounts in ‘000s of DM
	(without VAT)

1. Equity capital resources of previous partners	0	0	0	0
2. From ongoing business operations	0	240	300	540
3. Lead Investor share	4,382	0	0	4,382
4. Technofonds Bayern share	0	1,000	2,250	3,250
5. tbg share	0	3,250	0	3,250
6. Shares of miscellaneous investors	3,026	0	0	3,026
7. Public loans, grants, etc.	0	836	868	1,704
8. Bank loans	0	0	0	0
9. Centocor share	0	789	0	789
10. Other financing resources	0	0	4,600	4,600

Total	7,408	6,115	8,018	21,541

Micromet GmbH / TFB-BIO Joint Venture Agreement